                                Exhibit No. 19.1



                              Report Furnished to
                               Securities Holders

                        FIDUCIARY CAPITAL PARTNERS, L.P.
                ------------------------------------------------






                        ------------------------------

                                 ANNUAL REPORT
                                      1996

                                            CONTENTS

                  Fund Profile and Financial Highlights                One


                  Message to Investors                                 Two


                  Profiles of Portfolio Companies                      Five


                  Schedule of Investments                              Six


                  Balance Sheets                                       Eight


                  Statements of Operations                             Nine


                  Statements of Cash Flows                             Ten


                  Statements of Changes in Net Assets                  Eleven


                  Selected Per Unit Data and Ratios                    Twelve


                  Notes to Financial Statements                        Thirteen


                  Report of Independent Public Accountants             Eighteen


                  Management's Discussion and Analysis of Financial
                  Condition and Results of Operations                  Nineteen

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                                 FUND PROFILE


     Fiduciary Capital Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund has elected to operate as a business development company under the Investment Company Act of 1940. The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.

                              FINANCIAL HIGHLIGHTS



                                                                          As of December 31
                                                                       or Year Ended December 31
                                                     1996           1995          1994           1993           1992
                                                   --------        -------       -------        --------       --------
                                                                  (in thousands, except per Unit amounts)
   Total Investment Income                         $  1,600        $ 2,669       $ 2,802        $  3,133       $  4,396
   Net Investment Income                                952          2,037         2,127           2,400          3,703
   Net Realized and Unrealized
     (Loss) Gain on Investments                      (1,358)        (2,592)        1,824             180            513
   Cash Distributions Declared to Partners            1,673          1,815         2,995           3,228          3,282
   Cash Utilized to Repurchase Units                  1,719          2,355         2,949           2,165              -
   Total Assets                                      20,751         24,143        29,188          31,188         34,068
   Net Assets                                        19,825         23,623        28,347          30,339         33,153
   Value of Investments                              20,357         23,799        27,729          30,465         33,419

Per Unit of Limited Partnership Interest:(1)
   Net Investment Income                                .68 (2)       1.33 (2)      1.26(2)         1.33(2)        2.03
   Net Realized and Unrealized
     (Loss) Gain on Investments                        (.96)(2)      (1.70)(2)      1.08(2)          .10(2)         .29
   Cash Distributions Declared to Partners(3)          1.20           1.20          1.80            1.80           1.80
   Net Asset Value                                    15.28          16.79         18.55           17.98          18.36

-------------------

(1) Effective October 1, 1993, each $1,000 Unit was redenominated into fifty $20 Units. All amounts shown for prior years have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1996, 1995, 1994 and 1993 of 1,395,138,
     1,513,503, 1,669,129 and 1,791,201, respectively.
(3) Distribution amounts are reflected during the year in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such year.


                              ------------------

                                      ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                              MESSAGE TO INVESTORS



Dear Investor:

    We are pleased to provide a summary of the recent activities of Fiduciary Capital Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1996. Unaudited interim financial statements for the first quarter of 1997 are also enclosed along with this Annual Report.


HIGHLIGHTS

         o Distributions for 1996 totaled $1.20 per Unit, which represents an annualized rate equal to 6.0% of contributed capital.

         o The Fund's net asset value per Unit was $15.28 at December 31, 1996 and $14.39 at March 31, 1997 as compared to $16.79 at December 31, 1995.

         o The Fund redeemed 7.68% of its outstanding Units during November 1996 pursuant to the Fund's annual repurchase offer.


             NET ASSET VALUE AND CUMULATIVE DISTRIBUTIONS PER UNIT

                                    [CHART]

CASH DISTRIBUTIONS

    The Fund paid cash distributions of $.30 per Unit for each quarter of 1996. Each of these quarterly distributions represented an annualized rate equal to 6.0% of contributed capital. The 1996 cash distributions were paid out of current and accumulated net investment income (70.2%) and realized gain on investments (29.8%).

    The distribution for the first quarter of 1997 was paid on May 15, 1997 in an amount equal to $.30 per Unit, or an annualized rate equal to 6.0% of contributed capital. We expect the remaining 1997 distributions to be made at the same 6.0% rate. A portion of the 1997 distributions is expected to constitute a return of contributed capital.


PORTFOLIO ACTIVITY

                              Huntington Holdings

    During December 1995, Huntington Holdings, Inc. ("Huntington") entered into a letter of intent, under the terms of which all Huntington stock would be sold. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996, with the balance being held by the buyer in escrow. A portion of the escrowed funds was used to pay various transaction expenses and the Fund received additional distributions of $19,920 and $81,429 during September 1996 and May 1997, respectively. The remaining balance will continue to be held in escrow until February 1998 to be available to fund any contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. The Fund recognized realized gains of $1,236,821 and $81,429 from this transaction during 1996 and the second quarter of 1997, respectively. Additional gain will be recognized if, and when, the Fund receives a distribution of any of the remaining escrowed funds.

                              Atlas Environmental

    During January 1996, the Fund acquired an investment in Atlas Environmental, Inc. ("Atlas") at a cost of approximately $3.86 million. Atlas, headquartered in Plantation, Florida, is a holding company that owns and manages companies in segments of the environmental services industry. The investment consists of $3,394,080 of 13.5% Senior Subordinated Secured Notes due January 19, 2003, with warrants to acquire 407,659 shares of common stock. The warrants have an exercise price of $8.00 per share. The Atlas stock is currently traded over the counter on a limited basis with quotations provided via the OTC Bulletin Board under the symbol "ATEV".

    The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with both its senior and subordinated lenders, including the Fund. The senior lender, the



                               ------------------

                                      TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay interest to the Fund and its other subordinated debt holders.

    During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. During November 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt covenants. During January 1997, Atlas filed for Chapter 11 bankruptcy protection. Atlas is currently developing a plan of reorganization for submission to the bankruptcy court that provides for the continued operation of its businesses, following a series of strategic asset acquisitions and dispositions.

    As a result of these developments, the Fund stopped accruing interest on its Atlas investment and recorded a $1,180,224 writedown in the carrying value of the investment.

                                 LMC Operating

    During November 1996, the Fund agreed to provide up to $1,967,040 of additional subordinated debt to LMC Operating Corp. ("LMC"), of which $983,520 was advanced on that date. It is anticipated that the balance of the commitment will be funded during 1997. This follow-on investment consists of 12% Senior Subordinated Revolving Notes due October 31, 2000.

    During 1996, we assumed direct management responsibility for LMC. Messrs. Paul Bagley, Duke DeGrassi and Donald Jackson, officers of FCM, are three of five Directors on the LMC Board and Mr. DeGrassi is the Chairman and Chief Executive Officer. The company is making significant progress toward diversifying its product offering and will begin manufacturing and selling its new Skid Trak machine in the fall of 1997.

                                   Canadian's

    Canadian's Corp. ("Canadian's") was a women's specialty retailer that filed for Chapter 11 bankruptcy protection during February 1996 and ceased operations during March 1996. As a result of these developments, it became evident that the Fund would not recover any of its Canadian's investment. Accordingly, the Fund recognized a $5,185,690 realized loss on its Canadian's investment during the first quarter of 1996. This total includes an accrual of $429,373 for estimated payments that may be required to fund the payment of Canadian's outstanding sales tax liabilities and costs associated with litigation related thereto.

                                 ar accessories

    ar accessories group, incorporated ("AAG") (formerly, Amity
Leather Products, Co.) reported significantly reduced earnings and cash flow from operations for its most recent fiscal year. In addition, the price earnings ratios of comparable companies in its industry have declined recently. As a result of these developments, the Fund reduced the valuation of its remaining equity investment in AAG by $137,676 and $852,283 during the fourth quarter of 1996 and the first quarter of 1997, respectively. (AAG prepaid the subordinated notes that the Fund initially held during 1994.)


NET UNREALIZED GAIN (LOSS) ON PORTFOLIO INVESTMENTS

    The cumulative net unrealized gain (loss) on investments held by the Fund at March 31, 1997 and December 31, 1996, consisted of the following components:

                                                Unrealized Gain (Loss) Recorded
                                             ------------------------------------
                                             March 31, 1997     December 31, 1996
                                             --------------     -----------------
KEMET                                        $      519,285      $      634,554
Elgin / ENI                                         250,376             232,576
AAG                                                (117,787)            734,496
MTI                                                (231,874)           (226,776)
Neodata                                            (337,944)           (337,944)
LMC                                                (540,800)           (540,800)
Atlas                                            (1,180,224)         (1,180,224)
                                             --------------      --------------
                                             $   (1,638,968)     $     (684,118)
                                             ==============      ==============

PERIODIC UNIT REPURCHASE POLICY

    The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund is required to annually offer to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. During November 1996, 108,068 Units (7.68% of the outstanding Units) were redeemed at a net asset


                              -------------------

                                     THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

value per Unit of $15.91 ($15.59, net of the 2% fee).

    The next scheduled repurchase of Units would occur during the fourth quarter of 1997 unless the proposed exchange discussed below is approved on a timely basis. The repurchase offer schedule provides for a mailing to investors on October 6, 1997. The deadline for tendering Units for repurchase would be October 31, 1997. The repurchase price would be based on the net asset value per Unit on November 13, 1997 and payment for tendered Units would be made on November 20, 1997.


PROPOSED EXCHANGE

    The General Partners are considering a plan through which your Units would be exchanged for shares in a newly-formed Delaware Business Trust that would operate as a business development company and make investments in the same manner as the Fund has in the past. The primary reason for this exchange would be to provide you with liquidity through the listing of the shares of the Trust on the American Stock Exchange. Additionally, the Trust would facilitate simplified tax reporting through the use of Form 1099 as opposed to the Schedule K-1, which you are now receiving from the Fund.

    The consummation of the proposed exchange will require the approval of the Fund's General Partners and investors. In addition, there are numerous legal and regulatory matters which need to be addressed before we will be in a position to solicit the necessary approvals. Although there is uncertainty as to whether a plan will ultimately be proposed and approved, if it were approved, the annual repurchase offer would be eliminated. In this letter, we simply wanted to let you know that we are actively managing the Fund and considering alternatives to enhance your investment. We will keep you informed as this project moves forward.

THIRD PARTY OFFERS TO PURCHASE UNITS

    As recently reported in the press, solicitations by unaffiliated third parties to purchase up to 4.9% of outstanding limited partnership units have become increasingly common. While we are not aware of any solicitations to date concerning the Fund, we thought it appropriate to provide you background information on this emerging trend. The third parties who make these offers take the position that the offers are not required to comply with certain rules and regulations of the Securities and Exchange Commission governing larger tender offers. The price offered is likely to be substantially below estimated values per unit and may be well below what may be received on the informal limited partnership secondary market.

    While an investment in the Fund was intended to be a long-term investment, we are aware that there may be investors wishing to sell their Units. However, prior to entering into an agreement to sell your Units, you should consider a number of factors including, among other things, the Fund's annual repurchase offer, the value of the Units as determined by FCM and independent third parties, tax implications, whether distributions declared while the transfer is pending will be paid to the buyer or seller, whether you will be able to withdraw your Units before they are accepted for payment (if, for example, a higher price was available), the distribution rate and prices received in recent secondary sales transactions. For the most current valuation and secondary sales information, please contact the Fund or your financial advisor.

                                    * * *

    If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/ Paul Bagley

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company


/s/ W. Duke DeGrassi

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 18, 1997


                            -----------------------

                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                        PROFILES OF PORTFOLIO COMPANIES

     Neodata Corporation ("Neodata") Neodata, headquartered in Louisville, Colorado, is the largest contract fulfillment company in the world and a leader in providing fulfillment and marketing services to the magazine publishing industry.

     KEMET Corporation ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards. The KEMET stock is listed on the NASDAQ National Market System.

     ar accessories group, incoporated (AAG) AAG, headquartered in West Bend, Wisconsin, manufactures men's and ladies' fine personal leather goods and distributes these products to department stores, mass merchandisers and company-owned Wallet Works stores. AAG markets its products under the brand names of Rolfs, Amity and LaGarde.

     Elgin National Industries, Inc. ("Elgin") Elgin, headquartered in Chicago, Illinois, is a diversified industrial company that is organized into three distinct segments. The Industrial Products Group manufactures specialty industrial threaded fasteners. The Manufacturing Group manufactures machinery and equipment for niches in coal and other mineral processing markets. The Engineering and Construction Group provides a full range of engineering, design and construction management services, including serving as a general contractor under turn-key design and build contracts.

     LMC Operating Corp. ("LMC") LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light ground pressure vehicles. These vehicles are primarily used as snow-groomers and have several alternative uses including infrastructure development and maintenance in remote locations, right-of-way clean-up, search and rescue and military troop deployment. Primary purchasers of the vehicles include ski resorts, utility companies and various governmental agencies.

     Mobile Technology, Inc. ("MTI") MTI, headquartered in Los Angeles, California, is a provider of magnetic resonance imaging and computed tomography mobile shared-services.

     R.B.M. Precision Metal Products, Inc. ("RBM") RBM, headquarterd in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines.

     Atlas Environmental, Inc. ("Atlas") Atlas, headquartered in Plantation, Florida, is a holding company that owns and manages companies in segments of the environmental services industry.



            VALUE OF 1996 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY

                                  [PIE CHART]

Note: As of December 31, 1996, the Fund also held investments in Neodata, which were valued at a negligible amount.


                               ------------------

                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS



DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                                       INVESTMENT          AMORTIZED                        % OF TOTAL
   SHARES                       INVESTMENT                          DATE               COST             VALUE         INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

182,453.91 sh.             Neodata Corporation,
                           10.00% Class A Convertible             12/27/90 &
                           Preferred Stock - Series 2*            09/30/92        $   337,945    $             1
10,607.78 sh.              Neodata Corporation,                   12/27/90 &
                           Common Stock*                          09/30/92                  1                  1
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      337,946                  2          0.0%
----------------------------------------------------------------------------------------------------------------------------------
27,944 sh.                 KEMET Corporation,
                           Common Stock(1)*                       07/11/91              9,905            644,459
                                                                                        9,905            644,459          3.2
----------------------------------------------------------------------------------------------------------------------------------
75,856 sh.                 ar accessories group,
                           incorporated, Warrants to
                           Purchase Class B
                           Common Stock(2)*                       07/30/92            104,091            817,356
27,392 sh.                 ar accessories group,
                           incorporated, Class A
                           Common Stock(2)*                       07/30/92            273,920            295,151
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      378,011          1,112,507          5.5
----------------------------------------------------------------------------------------------------------------------------------
$6,087,185                 Elgin National Industries, Inc.,
                           13.00% Senior Subordinated
                           Notes due 9/01/01(3)                   09/24/93          5,978,680          5,978,680
7,119.71 sh.               ENI Holding Corp.,
                           10.00% Preferred Stock
                           due 12/31/01                           09/24/93            711,971            944,547
489.27 sh.                 ENI Holding Corp.,
                           Class B Common Stock*                  09/24/93             48,927             48,927
510.83 sh.                 ENI Holding Corp.,
                           Warrants to Purchase Class B
                           Common Stock*                          09/24/93             51,078             51,078
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    6,790,656          7,023,232         34.5
----------------------------------------------------------------------------------------------------------------------------------
$983,520                   LMCOperating Corp.,
                           12.00% Senior Subordinated
                           Revolving Notes
                           due 10/31/00(4)                        11/01/94            983,520            983,520
260,400 sh.                LMC Operating Corp., 7.00%
                           Cumulative Redeemable
                           Preferred Stock*                       06/10/94          2,596,621          2,596,621
27.28 sh.                  LMCOperating Corp.,
                           Common Stock*                          02/09/96            545,599              4,799
52.08 sh.                  LMCCredit Corp.,
                           Common Stock*                          02/09/96                  1                  1
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    4,125,741          3,584,941         17.6
----------------------------------------------------------------------------------------------------------------------------------



         The accompanying notes to financial statements are an integral part of this schedule.

                 ---------------------------------------------

                                      SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)



DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                                       INVESTMENT          AMORTIZED                        % OF TOTAL
   SHARES                       INVESTMENT                          DATE               COST             VALUE         INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------
1,608 sh.                  Mobile Technology, Inc.,               07/06/94 &
                           Common Stock*                          12/28/94            227,438             48,306
4,272 sh.                  Mobile Technology, Inc.,
                           Warrants to Purchase                   07/06/94 &
                           Common Stock(5)*                       12/28/94             60,492             12,848
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      287,930             61,154          0.3
----------------------------------------------------------------------------------------------------------------------------------
$1,460,000                 R.B.M. Precision Metal
                           Products, Inc., 13.00%
                           Senior Subordinated
                           Secured Notes due
                           5/24/02(6)                             05/24/95          1,370,587          1,370,587
11,060.6 sh.               R.B.M. Precision Metal
                           Products, Inc., Warrants to
                           Purchase Common Stock*                 05/24/95             82,955             82,955
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1,453,542          1,453,542          7.1
----------------------------------------------------------------------------------------------------------------------------------
$3,934,080                 Atlas Environmental, Inc.,
                           13.50% Senior Subordinated
                           Secured Notes due 1/19/03(7)*          01/25/96          3,819,626         2,680,167
407,659 sh.                Atlas Environmental, Inc.,
                           Warrants to Purchase
                           Common Stock(8)*                       01/25/96             40,766                  1
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    3,860,392          2,680,168         13.1
----------------------------------------------------------------------------------------------------------------------------------
     Total Investments in Managed Companies (83.5% of net assets)                  17,244,123         16,560,005         81.3
----------------------------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:

$3,800,000                 John Deere Capital Corp.,
                           5.215% Notes due 1/06/97               12/18/96          3,797,256          3,797,256
----------------------------------------------------------------------------------------------------------------------------------
     Total  Temporary Investments (19.2% of net assets)                             3,797,256          3,797,256         18.7
----------------------------------------------------------------------------------------------------------------------------------
     Total Investments (102.7% of net assets)                                     $21,041,379        $20,357,261        100.0%
==================================================================================================================================


(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) Amity Leather Products Co. changed its corporate name to ar accessories group, incorporated during 1996.

(3) The notes will amortize in eight equal quarterly installments of $760,898 commencing on November 30, 1999.

(4) The Fund has committed to provide up to $1,967,040 of subordinated debt financing pursuant to the terms of these notes.

(5) The warrants have exercise prices of $20.00 per share (1,281 shares) and $35.00 per share (2,991 shares).

(6) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.

(7) The notes will amortize in five equal annual installments of $786,816 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996. (Note 12)

(8) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.

*     Non-income producing security.






         The accompanying notes to financial statements are an integral part of this schedule.

                 ---------------------------------------------

                                     SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                                 BALANCE SHEETS



DECEMBER 31, 1996 AND 1995
                                                                                 1996            1995
                                                                             ------------    ------------
ASSETS:
   Investments (Notes 2, 10, 11, 12 and 13) Portfolio investments, at fair value:
       Managed companies (amortized cost -
         $17,244,123 and $16,677,145, respectively)                          $ 16,560,005    $ 13,401,816
     Temporary investments, at amortized cost                                   3,797,256      10,396,792
                                                                             ------------    ------------
Total investments                                                              20,357,261      23,798,608
   Cash and cash equivalents (Note 2)                                             272,543         200,969
   Accrued interest receivable (Note 12)                                          113,809         140,490
   Other assets                                                                     7,648           3,206
                                                                             ------------    ------------
     Total assets                                                            $ 20,751,261    $ 24,143,273
                                                                             ------------    ------------
LIABILITIES:
   Due to affiliates (Notes 6, 7, 8 and 9)                                   $     52,655    $     60,372
   Accounts payable and accrued liabilities                                       479,745          33,177
   Distributions payable to partners (Note 3)                                     393,690         426,438
                                                                             ------------    ------------
     Total liabilities                                                            926,090         519,987
                                                                             ------------    ------------
COMMITMENTS AND CONTINGENCIES (NOTE 13)
NET ASSETS (NOTES 3 AND 4):
   Managing General Partner                                                       (24,512)         (3,725)
   Limited Partners (equivalent to $15.28
     and $16.79, respectively, per limited
     partnership unit based on 1,299,176
     and 1,407,244 units outstanding) (Note 5)                                 19,849,683      23,627,011
                                                                             ------------    ------------
       Net assets                                                              19,825,171      23,623,286
                                                                             ------------    ------------
         Total liabilities and net assets                                    $ 20,751,261    $ 24,143,273
                                                                             ============    ============



 The accompanying notes to financial statements are an integral part of these financial statements.

                 ---------------------------------------------


                                     EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                             1996           1995           1994
                                                         -----------    -----------    -----------
INVESTMENT INCOME:
   Income:
     Interest                                            $ 1,569,923    $ 2,626,521    $ 2,748,575
     Other income                                             30,564         42,325         53,171
                                                         -----------    -----------    -----------
       Total investment income                             1,600,487      2,668,846      2,801,746
                                                         -----------    -----------    -----------
   Expenses:
     Investment advisory fees (Note 6)                       160,179        228,980        274,085
     Fund administration fees (Note 7)                       143,370        143,370        143,370
     Independent General Partner fees
       and expenses (Note 8)                                  55,990         58,015         57,620
     Administrative expenses (Note 7)                         81,105         80,147         80,269
     Professional fees                                       159,165         71,869         51,252
     Amortization                                               --            9,323         11,160
     Other expenses                                           48,771         39,956         57,101
                                                         -----------    -----------    -----------
       Total expenses                                        648,580        631,660        674,857
                                                         -----------    -----------    -----------
NET INVESTMENT INCOME                                        951,907      2,037,186      2,126,889
                                                         -----------    -----------    -----------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized (loss) gain on investments (Note 10)    (3,948,869)     4,588,421     (2,532,109)
     Net change in unrealized gain (loss)
       on investments (Note 11)                            2,591,211     (7,180,010)     4,356,233
                                                         -----------    -----------    -----------
         Net (loss) gain on investments                   (1,357,658)    (2,591,589)     1,824,124
                                                         -----------    -----------    -----------
NET (DECREASE) INCREASE IN NET
   ASSETS RESULTING FROM OPERATIONS                      $  (405,751)   $  (554,403)   $ 3,951,013
                                                         ===========    ===========    ===========



 The accompanying notes to financial statements are an integral part of these financial statements.

                      -----------------------------------

                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                                             1996            1995            1994
                                                         ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (decrease) increase in net assets
     resulting from operations                           $   (405,751)   $   (554,403)   $  3,951,013
   Adjustments to reconcile net increase
     in net assets resulting from operations
     to net cash provided by operating activities:
       Accreted discount on portfolio investments             (42,587)        (84,359)        (57,498)
       Amortization                                              --             9,323          11,160
       Change in assets and liabilities:
         Accrued interest receivable                           26,681         487,356        (252,799)
         Other assets                                          (4,442)          1,334           4,749
         Due to affiliates                                     (7,717)          9,164             712
         Accounts payable and accrued liabilities              17,195          (1,511)          3,263
         Prepaid interest income                                 --           (60,146)         60,146
       Net realized loss (gain) on investments              3,948,869      (4,588,421)      2,532,109
       Net change in unrealized (gain) loss
          on investments                                   (2,591,211)      7,180,010      (4,356,233)
                                                         ------------    ------------    ------------
            Net cash provided by operating activities         941,037       2,398,347       1,896,622
                                                         ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                       (5,384,518)     (3,198,810)     (5,524,231)
   Proceeds from dispositions of portfolio investments      1,340,631      10,786,839      12,210,282
   Sale (purchase) of temporary investments, net            6,599,536      (5,520,606)     (2,712,730)
                                                         ------------    ------------    ------------
     Net cash provided by investing activities              2,555,649       2,067,423       3,973,321
                                                         ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                     (1,705,750)     (2,082,203)     (3,067,492)
   Repurchase of limited partnership units                 (1,719,362)     (2,354,597)     (2,948,767)
   Deferred repurchase plan costs                                --              --             1,036
                                                         ------------    ------------    ------------
     Net cash used in financing activities                 (3,425,112)     (4,436,800)     (6,015,223)
                                                         ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           71,574          28,970        (145,280)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                200,969         171,999         317,279
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $    272,543    $    200,969    $    171,999
                                                         ============    ============    ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments            $       --      $       --      $    287,930
                                                         ============    ============    ============

 The accompanying notes to financial statements are an integral part of these financial statements.

                       --------------------------------

                                      TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------


                      STATEMENTS OF CHANGES IN NET ASSETS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                                             1996            1995            1994
                                                         ------------    ------------    ------------
Increase in net assets resulting from operations:
   Net investment income                                 $    951,907    $  2,037,186    $  2,126,889
   Net realized (loss) gain on investments                 (3,948,869)      4,588,421      (2,532,109)
   Net change in unrealized gain (loss)
     on investments                                         2,591,211      (7,180,010)      4,356,233
                                                         ------------    ------------    ------------
       Net (decrease) increase in net assets
          resulting from operations                          (405,751)       (554,403)      3,951,013
Repurchase of limited partnership units (Note 5)           (1,719,362)     (2,354,597)     (2,948,767)
Distributions to partners from -
   Net investment income                                   (1,174,520)     (1,814,573)     (2,126,889)
   Realized gain on investments                              (498,482)           --          (867,798)
                                                         ------------    ------------    ------------
     Total decrease in net assets                          (3,798,115)     (4,723,573)     (1,992,441)
Net assets:
   Beginning of year                                       23,623,286      28,346,859      30,339,300
                                                         ------------    ------------    ------------
   End of year (including undistributed net investment
     income of $0, $222,613 and $0, respectively)        $ 19,825,171    $ 23,623,286    $ 28,346,859
                                                         ============    ============    ============








 The accompanying notes to financial statements are an integral part of these financial statements.

                       --------------------------------

                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                      SELECTED PER UNIT DATA AND RATIOS(1)



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993, AND 1992
                                                   1996              1995              1994               1993            1992
                                                ------------     -------------     -------------      -----------      ----------
PER UNIT DATA:
  Investment income                             $       1.14 (2) $        1.74 (2) $        1.66 (2)  $      1.73 (2)  $     2.41
  Expenses                                              (.46)(2)          (.41)(2)          (.40)(2)         (.40)(2)        (.38)
                                                ------------     -------------     -------------      -----------      ----------
     Net investment income                               .68 (2)          1.33 (2)          1.26 (2)         1.33 (2)        2.03
  Net realized (loss) gain on investments              (2.80)(2)          3.00 (2)         (1.50)(2)          .60 (2)         .03
  Net change in unrealized gain (loss)
    on investments                                      1.84 (2)         (4.70)(2)          2.58 (2)         (.50)(2)         .26
  Effect of unit repurchases on
     net asset value                                    (.03)             (.19)              .03             (.01)           --
  Distributions declared to partners                   (1.20)            (1.20)            (1.80)           (1.80)          (1.80)
                                                ------------     -------------     -------------      -----------      ----------
     Net (decrease) increase in net asset value        (1.51)            (1.76)              .57             (.38)            .52
       Net asset value:
          Beginning of year                            16.79             18.55             17.98            18.36           17.84
                                                ------------     -------------     -------------      -----------      ----------
          End of year                           $      15.28     $       16.79     $       18.55      $     17.98      $    18.36
                                                ============     =============     =============      ===========      ==========
RATIOS:
  Ratio of expenses to average net assets               2.85%             2.23%             2.24%            2.24%           2.13%
  Ratio of net investment income to
    average net assets                                  4.19%             7.19%             7.06%            7.34%          11.36%
Number of limited partnership units
  at end of year(1)                                1,299,176         1,407,244         1,526,949        1,687,121       1,805,100

--------------------------

(1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for prior years have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1996, 1995, 1994 and 1993 of 1,395,138, 1,513,503, 1,669,129 and 1,791,201, respectively.




 The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                       ---------------------------------

                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS



DECEMBER 31, 1996 AND 1995

1.  ORGANIZATION AND PURPOSE

     Fiduciary Capital Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

     FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

     The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

     As set forth in the Partnership Agreement, the Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies.

     A separate fund, Fiduciary Capital Pension Partners, L.P. ("FCPP"), was also formed on October 20, 1988 for tax-exempt investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCPP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

     Realized and Unrealized Gain or Loss on Investments Realized gains and losses are recorded upon disposition of investments and are calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of investments, as determined by FCM, are included as changes in the unrealized appreciation or depreciation of investments in the statements of operations.

     Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and asked prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity, if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCPP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

     Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

     The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal




                       ---------------------------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

     Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

     Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

     Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

     Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.


 3. ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

     Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

     Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contribution to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

     All cash distributions and earnings since the inception of the Fund have been allocated 99% to the Limited Partners and 1% to FCM.


 4. CAPITAL CONTRIBUTIONS

        Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $36,102,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $31,860,015.


 5. PERIODIC UNIT REPURCHASE PLAN

     The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

     Repurchases of Units since the adoption of the plan are summarized as follows:

                       Units Repurchased     Net Asset Value per Unit
                    -----------------------  ------------------------
                               Percentage
     Date of                 of Outstanding               Net of the
 Repurchase Offer   Number        Units         Gross       2% Fee
 -----------------  ------   --------------    -------      ------
 November 1993      117,979     6.54%         $18.35       $17.98
 November 1994      160,172     9.49%          18.41        18.04
 November 1995      119,705     7.84%          19.67        19.28
 November 1996      108,068     7.68%          15.91        15.59




                     ------------------------------------

                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



6.  INVESTMENT ADVISORY FEES

     As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement, net of certain fees received directly by FCM from the Fund's portfolio companies. Investment advisory fees of $160,179, $228,980 and $274,085 were incurred by the Fund for 1996, 1995 and
1994, respectively.


7.  FUND ADMINISTRATION FEES

     As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $143,370 were incurred each year by the Fund during 1996, 1995 and 1994. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $81,105, $80,147 and $80,269 for 1996, 1995 and 1994, respectively.


8.  INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

     As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCPP, an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $55,990, $58,015 and $57,620 were incurred by the Fund for 1996, 1995 and 1994, respectively.


9.  OTHER RELATED PARTY TRANSACTIONS

     FCM and its affiliates are entitled to reimbursement of certain direct expenses paid on behalf of the Fund. Such reimbursable expenses amounted to $226,061, $172,443 and $175,297 during 1996, 1995 and 1994, respectively.


10. PORTFOLIO INVESTMENTS

     The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

     Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

     As of December 31, 1996, the Fund held portfolio investments in eight Managed Companies, with an aggregate cost of approximately $17.2 million. During the year ended December 31, 1996, the Fund acquired a new portfolio investment in Atlas Environmental, Inc. ("Atlas") and acquired two follow-on investments in LMC Operating Corp. ("LMC") at a total cost of approximately $5.4 million.

     The Fund sold all of its Huntington Holdings, Inc. common stock during 1996, receiving $1,511,364 of sales proceeds. In addition, the Fund wrote off as a realized loss its entire investment in Canadian's Corp. ("Canadian's"), which filed for Chapter 11 bankruptcy protection during February 1996 and ceased operations during March 1996. The Fund also accrued an additional realized loss of $429,373 for possible legal costs and other payments that may be required in connection with the Canadian's bankruptcy (see Note 13). In total, the Fund recorded net realized losses of $3,948,869 during 1996.

     The Fund has pledged the common stock and warrants it owns in ar accessories group, incorporated and LMC Credit Corp. as collateral for the corporations' debt. None of the Fund's other portfolio investments have been pledged or otherwise encumbered.


11. UNREALIZED GAIN (LOSS) ON INVESTMENTS

     As of December 31, 1995, the Fund had recorded net unrealized loss on investments of $3,275,329. During 1996, the Fund recorded $94,187 of unrealized gain and $1,344,097 of unrealized

                     --------------------------------------

                                    FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

loss on investments. In addition, the Fund disposed of investments during 1996 with respect to which the Fund had recorded $3,841,121 of net unrealized loss during prior years. Therefore, at December 31, 1996, the Fund had net unrealized loss on investments of $684,118.


12. NON-ACCRUAL STATUS OF INVESTMENTS

     In accordance with the Fund's accounting policies, the Fund stopped accruing interest on (i) the Canadian's Holdings, Inc. Exchangeable Redeemable Debentures effective April 1, 1995, (ii) the Canadian's Promissory Notes effective October 1, 1995, (iii) the Canadian's Subordinated Notes effective December 1, 1995, (iv) the LMC Senior Subordinated Notes effective December 1, 1995, and (v) the Atlas Senior Subordinated Secured Notes effective April 20, 1996.

     During 1996, all of the Canadian's debt was written off as a realized loss and the LMC Senior Subordinated Notes were converted into preferred stock. Thus, as of December 31, 1996, the Fund's only debt investment on non-accrual status was the Atlas Senior Subordinated Secured Notes.


13.  COMMITMENTS AND CONTINGENCIES

     LMC Commitment On November 1, 1996, the Fund agreed to provide up to $1,967,040 of additional subordinated debt to LMC, of which $983,520 was advanced on that date. Thus, the Fund is committed, subject to various conditions, to funding an additional $983,520.

     PaineWebber Incorporated Litigation FCM was named as a defendant in a class action lawsuit against PaineWebber Incorporated ("PaineWebber") and a number of its affiliates concerning its sale of 70 different limited partnerships and other direct investment programs, including the offering of the Units. Plaintiffs in the lawsuit allege, among other things, that the defendants violated federal securities laws and committed common law fraud in the marketing of direct investments.

     On May 30, 1995, the United States District Court for the Southern District of New York entered an order certifying the class and dismissing the class action against FCM without prejudice. PaineWebber and Mezzanine Capital Corporation, a minority general partner in FCM and an affiliate of PaineWebber, remain as defendants.

     During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and plan of allocation, which the parties subsequently submitted to the Court for its consideration and approval. The Court approved the settlement agreement during March 1997.

     During February 1996, approximately 150 plaintiffs filed an action in Sacramento, California Superior Court against PaineWebber and various affiliated entities (not including FCM) concerning the plaintiffs' purchase of various limited partnership interests. The complaint alleged, among other things, that PaineWebber and its related entities committed fraud and misrepresentations and breached fiduciary duties allegedly owed to the plaintiffs by selling or promoting limited partnership investments that were unsuitable for the plaintiffs and by overstating the benefits, understating the risks and failing to state material facts concerning the investments. This action was settled during March 1997.

     Canadian's Litigation On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova, Benson Selzer and Joseph Eiger. The complaint seeks a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund has objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and seeks to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $429,373 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities.

     FCM believes that neither the PaineWebber or the Canadian's related litigation will have any material adverse effect on the Fund's financial condition, beyond the reserve that has been established with respect to the Canadian's litigation.






                     -------------------------------------

                                    SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



14. RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

     The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                          1996           1995           1994
                                      -----------    -----------    -----------
Net (decrease) increase
  in net assets resulting
  from operations per
  financial statements                $  (405,751)   $  (554,403)   $ 3,951,013
Increase (decrease)
  resulting from:
    Unrealized (gain) loss
      on investments                   (2,591,211)     7,180,010     (4,356,233)
    Realized gains and
      losses on investments               590,620           --        3,547,375
    Fee income, net of
      amortization                        (22,781)       (78,385)       (29,167)
    Interest income                          --           43,604        (43,604)
    Amortization of
      organization and
      start-up costs                         --          (14,367)       (29,452)
    Other                                 (23,708)       (45,884)       (51,753)
                                      -----------    -----------    -----------
Taxable (loss) income per
  federal income tax
  return                              $(2,452,831)   $ 6,530,575    $ 2,988,179
                                      ===========    ===========    ===========

   The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                         1996           1995           1994
                                     ------------   ------------   ------------
Net assets per
  financial statements               $ 19,825,171   $ 23,623,286   $ 28,346,859
  Realized gains and
    losses on investments               4,137,995      3,547,375      3,547,375
  Syndication, organization
    and start-up costs, net             3,363,008      3,360,886      3,371,072
  Unrealized loss (gain) on
    investments                           684,118      3,275,329     (3,904,680)
  Distributions payable                   393,690        426,438        694,068
  Fee income, net of
    amortization                           57,426         80,207        158,592
  Accrued expenses                         25,950         20,176         24,518
  Prepaid interest income                    --             --           60,146
  Accrued interest income                    --             --         (103,750)
                                     ------------   ------------   ------------
Tax bases of net assets              $ 28,487,358   $ 34,333,697   $ 32,194,200
                                     ============   ============   ============


                    ---------------------------------------


                                   SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Fiduciary Capital Partners, L.P.:

     We have audited the accompanying balance sheets of Fiduciary Capital Partners, L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, including the schedule of investments as of December 31, 1996, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1996 and the selected per unit data and ratios for the five years then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996 and 1995, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Partners, L.P. as of December 31, 1996 and 1995, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 1996, and the selected per unit data and ratios for the five years then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 2, the financial statements include investment securities valued at $15,915,546 at December 31, 1996 (80.3% of net assets) and $12,731,160 at December 31, 1995 (53.9% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.


Arthur Andersen LLP


Denver, Colorado
February 4, 1997.






                        ------------------------------

                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



LIQUIDITY AND CAPITAL RESOURCES

     During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $31,860,015.

     The Fund has authority to borrow funds for operational purposes. To date, however, the Fund has not borrowed any funds and it has no established credit arrangements.

     The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units.

     Repurchases of Units since the adoption of the plan are summarized as follows:

                        Units Repurchased      Net Asset Value per Unit
                    ------------------------   ------------------------
                                Percentage
    Date of                   of Outstanding                 Net of the
 Repurchase Offer    Number       Units         Gross          2% Fee
 -----------------  -------   --------------   -------         ------
 November 1993      117,979       6.54%        $18.35          $17.98
 November 1994      160,172       9.49%         18.41           18.04
 November 1995      119,705       7.84%         19.67           19.28
 November 1996      108,068       7.68%         15.91           15.59

     As of December 31, 1996, the Fund held portfolio investments in eight Managed Companies, with an aggregate cost of approximately $17.2 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 83.5% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET stock.

     As of December 31, 1996, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

     During the year ended December 31, 1996, the Fund acquired a new portfolio investment in Atlas and acquired two follow-on investments in LMC at a total cost of approximately $5.4 million.

     The Fund sold all of its Huntington common stock during 1996, receiving $1,511,354 of sales proceeds. In addition, the Fund wrote off its entire Canadian's investment as a realized loss.

     Accrued interest receivable decreased $26,681 from $140,490 at December 31, 1995 to $113,809 at December 31, 1996. This decrease resulted primarily from the placing of the Atlas subordinated debt on non-accrual status effective April 20, 1996.

     Accounts payable and accrued liabilities increased $446,568 from $33,177 at December 31, 1995 to $479,745 at December 31, 1996. This increase resulted primarily from the accrual of $429,373 for possible legal costs and other payments that may by required to settle the Canadian's litigation or to fund the payment of Canadian's outstanding sales tax liabilities.

     Distributions payable to partners decreased $32,748, from $426,438 at December 31, 1995 to $393,690 at December 31, 1996. This 7.68% decrease results from the corresponding percentage decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1996.

     During 1996, the Fund declared cash distributions to its partners in the aggregate amount of $1,673,002. The distributions were paid in four equal (on a per-Unit basis) quarterly payments during the months of May, August and November 1996 and February 1997. Each of the distributions was equal to an annualized rate equal to 6% of contributed capital ($.30 per Unit) and were paid out of current and accumulated net investment income (70.2%) and realized gain on investments (29.8%).

     The Fund expects 1997 distributions, beginning with the distribution payable during May 1997, to be made at a 6% distribution rate ($.30 per Unit per quarter) or greater. The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1997 and subsequent years because all proceeds from future dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to


                        -------------------------------


                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



fund any follow-on investments that the Fund may make in existing portfolio companies.

     As of December 31, 1995, the Fund had committed to make three new portfolio investments. In addition, the Fund had agreed in principle to a financial restructuring of LMC. One of the committed investments, Atlas, was acquired during January 1996, and the LMC financial restructuring was consummated during February 1996. The other two committed investments have been abandoned. A portion of the Fund's available capital that had been reserved for the abandoned investments was used to partially fund the Fund's 1996 annual repurchase offer and the remainder is now reserved to fund the 1997 repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

     See Note 13 to the Fund's financial statements for a discussion of litigation. FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

     The Fund's investment income consists primarily of interest income earned from the various debt investments which have been acquired by the Fund. Major expenses include the investment advisory fee, fund administration fee, professional fees and administrative expenses.

                             1996 Compared to 1995

     The Fund's net investment income was $951,907 for the year ended December 31, 1996 on total investment income of $1,600,487 as compared to net investment income of $2,037,186 on total investment income of $2,668,846 for the prior year. Net investment income per limited partnership unit decreased from $1.33 to $.68, and the ratio of net investment income to average net assets decreased from 7.19% to 4.19% for the year ended December 31, 1996 in comparison to the prior year.

     Net investment income for the year ended December 31, 1996 decreased primarily as a result of a decrease in investment income. Total expenses also increased by a small amount.

     Investment income decreased $1,068,359, or 40.0%, for the year ended December 31, 1996 in comparison to the prior year. This decrease resulted primarily from the conversion of the Fund's LMC debt securities into non-dividend paying equity securities, the Canadian's bankruptcy and the decision by the Fund to stop accruing interest on its subordinated debt investment in Atlas. Other factors that contributed to the decrease in investment income include the utilization of a portion of the Fund's cash reserves to repurchase Units during both November 1995 and 1996 and lower interest rates on the Fund's temporary investments.

     Total expenses increased $16,920, or 2.7%, for the year ended December 31, 1996 in comparison to the prior year. This increase resulted primarily from increases in professional fees and other expenses. These increases were partially offset by decreases in investment advisory fees and amortization expense.

     The increases in professional fees and other expenses were primarily the result of legal fees and other costs incurred in connection with the Canadian's bankruptcy proceedings and the default by Atlas with respect to the payment of interest due to the Fund. The investment advisory fees decreased primarily as a result of the repurchase of Units by the Fund during both November 1995 and 1996 and the realization during February 1996 of the loss on the Fund's Canadian's investment. Both the repurchase of the Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The Fund amortized its organization cost over a five year period beginning with the inception of the Fund in 1990. Therefore, these costs became fully amortized during 1995.

                             1995 Compared to 1994

     The Fund's net investment income was $2,037,186 for the year ended December 31, 1995 on total investment income of $2,668,846 as compared to net investment income of $2,126,889 on total investment income of $2,801,746 for the prior year. Net investment income per limited partnership unit increased from $1.26 to $1.33, and the ratio of net investment income to average net assets increased from 7.06% to 7.19% for the year ended December 31, 1995 in comparison to the prior year.

     Although total net investment income decreased from 1994 to 1995, net investment income per limited partnership unit increased. This occurred because of a decrease in the weighted average number of limited partnership units outstanding, which resulted from the repurchase of Units by the Fund during both November 1994 and 1995.

     Net investment income for the year ended December 31, 1995 decreased primarily as a result of a decrease in investment



                      ------------------------------------

                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



income. The negative effect of the decrease in investment income was partially offset by a decrease in total expenses.

     Investment income decreased $132,900, or 4.7%, for the year ended December 31, 1995 in comparison to the prior year. This decrease resulted primarily from the $230,483 loss on the sale of the receivable for deferred interest due from KB Alloys, which was recorded as a reduction of interest income. In addition, there was a decrease from 1994 to 1995 in the amount of the Fund's average net assets and the Fund stopped accruing interest on its subordinated debt investments in Canadian's and LMC. The negative effect of these three items was partially offset by higher interest rates on both the Fund's temporary and subordinated debt investments.

     The Fund had average net assets of approximately $28.3 million during the year ended December 31, 1995 as compared to approximately $30.1 million during the prior year. This 6.0% decrease in average net assets occurred primarily as a result of the Fund's repurchase of its Units during both November 1994 and 1995. The negative effect of the repurchase of Units was partially offset by net gains achieved with respect to the Fund's investments (primarily the KEMET common stock).

     Total expenses decreased $43,197, or 6.4%, for the year ended December 31, 1995 in comparison to the prior year. This percentage decrease was greater than the 6.0% decline in the Fund's average net assets from 1994 to 1995. This decrease resulted primarily from decreases in investment advisory fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units during November 1994 and 1995 and the realization during July 1994 of the loss on the Fund's MTI investment. Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated. Other expenses decreased primarily as a result of a decrease in consulting fees. These decreases were partially offset by an increase in professional fees.


                             NET REALIZED GAIN (LOSS) ON INVESTMENTS

     The Fund realized net losses of $2,532,109 during the year ended December 31, 1994, gains of $4,588,421 during the year ended December 31, 1995 and net losses of $3,948,869 during the year ended December 31, 1996.

     During 1994, the Fund realized gains, including applicable prepayment premiums, resulting from the prepayment by Huntington and Amity of subordinated notes that were held by the Fund and the sale of a portion of the KEMET common stock that was held by the Fund. The Fund also recognized a substantial realized loss as a result of MTI's financial restructuring which occurred during 1994. The realized gains for 1995 consisted of gain, including a prepayment premium, from the prepayment by Protection One of subordinated notes that were held by the Fund and gains from the sale of all of the Carr-Gottstein common stock and KB Alloys notes and a portion of the KEMET common stock that were held by the Fund.

     The net realized losses for 1996 resulted from a gain on sale of the Fund's Huntington investment and a realized loss on the Fund's Canadian's investment.

     During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996, with the balance held in escrow. A portion of the escrowed funds was used to pay various transaction expenses and $19,920 was received during September 1996. The remaining balance is still being held in escrow to fund contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. While the remaining portion of the escrow amount must be maintained until February 1998, certain of the sellers' representations will survive for longer periods of time, which could result in the Fund being required to reimburse the purchaser for certain costs and expenses after the escrow is released. The Fund recognized a realized gain of $1,236,821 from this transaction during 1996. Additional gain will be recognized if, and when, the Fund actually receives a distribution of any of the remaining escrowed funds.

     Canadian's was a women's specialty retailer which filed for Chapter 11 bankruptcy protection during February 1996 and ceased operations during March 1996. As a result of these developments, it became evident that the Fund will not recover any of its Canadian's investment. Accordingly, the Fund recognized the $4,756,316 loss on its Canadian's investment as a realized loss during the three months ended March 31, 1996. This loss recognition did not significantly affect the Fund's total net gain (loss) on investments for 1996 because all but $5 of the loss was recorded as an unrealized loss during 1995.

     On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova, Benson Selzer and Joseph Eiger. The complaint seeks a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint,



                     ------------------------------------

                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the Fund has objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and seeks to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $429,373 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities. This accrued amount was recorded as an additional realized loss in the Fund's Statement of Operations.

                   NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

     FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

     Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     Prior to 1994, the Fund had recorded cumulative net unrealized loss on investments of $451,553. During 1994, the Fund recorded $2,085,990 of unrealized gain and $1,274,817 of unrealized loss on investments. In addition, the Fund disposed of investments during 1994 with respect to which the Fund had recorded $3,545,061 of net unrealized loss during prior years. Therefore, at December 31, 1994, the Fund had net unrealized gain on investments of $3,904,681.

     During 1995, the Fund recorded $777,782 of unrealized gain and $5,622,311 of unrealized loss on investments. In addition, the Fund disposed of investments during 1995 with respect to which the Fund had recorded $2,335,481 of net unrealized gain during prior years. Therefore, at December 31, 1995, the Fund had net unrealized loss on investments of $3,275,329.

     The net decrease in unrealized gain on investments during 1996 and the cumulative net unrealized loss on investments at December 31, 1996, consisted of the following components:



                                                 Unrealized Gain (Loss) Recorded
                                                 --------------------------------

                                                                      As of
Portfolio Investment                              During 1996   December 31, 1996
--------------------                             -------------  -----------------
Unrealized net loss recorded
   during prior years with
   respect to investments
   disposed of during 1996                       $   3,841,121    $        --
Neodata                                                   --           (337,944)
KEMET                                                  (26,197)         634,554
AAG                                                   (137,676)         734,496
Elgin / ENI                                             71,197          232,576
LMC                                                       --           (540,800)
MTI                                                     22,990         (226,776)
Atlas                                               (1,180,224)      (1,180,224)
                                                 -------------    -------------
                                                 $   2,591,211    $    (684,118)
                                                 =============    =============

     The Neodata stock was written down to a negligible amount during 1995. The Fund has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt previously provided for the accrual, rather than current payment, of interest, the company's debt has grown to a level which exceeds the Fund's valuation.

     KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $23.0625 (an average of the closing bid and ask prices) on December 31, 1996. This price is down slightly from the closing price of $24.00 on December 31, 1995. Based on the $23.0625 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at December 31, 1996 had a market value of $644,459.

     The AAG warrants and common stock were written up in value at March 31, 1996 to bring AAG's valuation more in line with the valuation of comparable companies in its industry.

     The ENI preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that is accruing with respect to the preferred stock.


                      ----------------------------------


                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities the Fund wrote its LMC investment down by $540,800 during 1995. (As discussed above, the Fund made an additional follow-on investment in LMC during 1996.)

     The MTI common stock was written down in value during 1994 based upon an independent third party valuation of the company that was obtained by MTI's management. During August 1996, MTI consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to purchase additional common stock. The Fund's valuation of its MTI investment was increased by $22,990 following the restructuring based upon an analysis of MTI's earnings and cash flows.

     The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996. In accordance with the intercreditor agreement between the Fund and the Bank of New York, the bank could block payments to the Fund for up to 180 days.

     During August 1996, Atlas entered into a letter of intent, under the terms of which some of company's businesses would be sold for cash. On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection. Atlas is currently developing a plan of reorganization for submission to the bankruptcy court that provides for the continued operation of its businesses, following a series of strategic asset acquisitions and dispositions.

     As a result of these developments, the Fund stopped accruing interest on its Atlas investment effective April 20, 1996 and recorded a $1,180,224 writedown in the carrying value of the investment during the fourth quarter of 1996.

     FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

INFLATION AND CHANGING PRICES

     Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 1996. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's investments.


                     ------------------------------------

                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------


                                FUND INFORMATION

FIDUCIARY CAPITAL PARTNERS, L.P.
410 17th Street, Suite 400
Denver, Colorado 80202
(800) 866-7607


MANAGING GENERAL PARTNER
FCMFiduciary Capital Management Company


AUDITORS
Arthur Andersen LLP
Denver, Colorado


LEGAL COUNSEL
Dorsey & Whitney LLP
Denver, Colorado


TRANSFER AGENT
Service Data Corporation
Omaha, Nebraska


A copy of the Annual Report
on Form 10-K, as filed with the
Securities and Exchange Commission,
will be furnished without charge to
Limited Partners upon request. A copy
can also be obtained from the SEC's
EDGAR Database on the World Wide Web at:
http://www.sec.gov/edgarhp.htm.



                          --------------------------

                                  TWENTY-FOUR

                        Fiduciary Capital Partners, L.P.
        ------------------------------------------------------------












                          -------------------------
                            FIRST QUARTER REPORT
                                    1997

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                            SCHEDULE OF INVESTMENTS

MARCH 31, 1997 (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                              INVESTMENT         AMORTIZED                                  % OF TOTAL
SHARES            INVESTMENT                           DATE                COST                 VALUE             INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:
182,453.91 sh.    Neodata Corporation,
                  10.00% Class A Convertible          12/27/90 &
                  Preferred Stock - Series 2*         09/30/92          $   337,945          $            1
10,607.78 sh.     Neodata Corporation,                12/27/90 &
                  Common Stock*                       09/30/92                    1                       1
------------------------------------------------------------------------------------------------------------------------------
                                                                            337,946                       2            0.0%
------------------------------------------------------------------------------------------------------------------------------
27,944 sh.        KEMET Corporation,
                  Common Stock(1)*                    07/11/91                9,905                 529,190
------------------------------------------------------------------------------------------------------------------------------
                                                                              9,905                 529,190            2.8
------------------------------------------------------------------------------------------------------------------------------
75,856 sh.        ar accessories group,
                  incorporated, Warrants
                  to Purchase Class B
                  Common Stock(2)*                    07/30/92              104,091                       1
27,392 sh.        ar accessories group,
                  incorporated, Class A
                  Common Stock(2)*                    07/30/92              273,920                 260,223
------------------------------------------------------------------------------------------------------------------------------
                                                                            378,011                 260,224            1.4
------------------------------------------------------------------------------------------------------------------------------
$6,087,185        Elgin National Industries, Inc.,
                  13.00% Senior Subordinated
                  Notes due 9/01/01(3)                09/24/93            5,984,873               5,984,873
7,119.71 sh.      ENI Holding Corp.,
                  10.00% Preferred Stock
                  due 12/31/01                        09/24/93              711,971                 962,347
489.27 sh.        ENI Holding Corp.,
                  Class B Common Stock*               09/24/93               48,927                  48,927
510.83 sh.        ENI Holding Corp.,
                  Warrants to Purchase Class
                  B Common Stock*                     09/24/93               51,078                  51,078
------------------------------------------------------------------------------------------------------------------------------
                                                                          6,796,849               7,047,225           36.9
------------------------------------------------------------------------------------------------------------------------------
$983,520          LMC Operating Corp.,
                  12.00% Senior Subordinated
                  Revolving Notes
                  due 10/31/00(4)                     11/01/96              983,520                 983,520
260,400 sh.       LMCOperating Corp., 7.00%
                  Cumulative Redeemable
                  Preferred Stock*                    06/10/94            2,596,621               2,596,621
27.28 sh.         LMCOperating Corp.,
                  Common Stock*                       02/09/96              545,599                   4,799
52.08 sh.         LMCCredit Corp.,
                  Common Stock*                       02/09/96                    1                       1
------------------------------------------------------------------------------------------------------------------------------
                                                                          4,125,741               3,584,941           18.7
------------------------------------------------------------------------------------------------------------------------------


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                         ----------------------------

                                      ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

MARCH 31, 1997 (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                              INVESTMENT           AMORTIZED                                % OF TOTAL
SHARES            INVESTMENT                            DATE                 COST                     VALUE        INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------
1,608 sh.         Mobile Technology Inc.,             07/06/94 &
                  Common Stock*                       12/28/94              227,438                  45,488
4,272 sh.         Mobile Technology Inc.,
                  Warrants to Purchase                07/06/94 &
                  Common Stock(5)*                    12/28/94               60,492                  10,568
------------------------------------------------------------------------------------------------------------------------------
                                                                            287,930                  56,056            0.3
------------------------------------------------------------------------------------------------------------------------------
$1,460,000        R.B.M. Precision Metal
                                                      Products, Inc., 13.00%
                  Senior Subordinated
                  Secured Notes due
                  5/24/02(6)                          05/24/95            1,374,644               1,374,644
11,060.6 sh.      R.B.M. Precision Metal
                  Products, Inc., Warrants
                  to Purchase Common
                  Stock*                              05/24/95               82,955                  82,955
------------------------------------------------------------------------------------------------------------------------------
                                                                          1,457,599               1,457,599            7.6
------------------------------------------------------------------------------------------------------------------------------
$3,934,080        Atlas Environmental, Inc.,
                  13.50% Senior Subordinated
                  Secured Notes due
                  1/19/03(7)*                         01/25/96            3,819,626               2,680,167
407,659 sh.       Atlas Environmental, Inc.,
                  Warrants to Purchase
                  Common Stock(8)*                    01/25/96               40,766                       1
------------------------------------------------------------------------------------------------------------------------------
                                                                          3,860,392               2,680,168           14.0
------------------------------------------------------------------------------------------------------------------------------
                  Total Investments in Managed
                  Companies (83.7% of net assets)                        17,254,373              15,615,405           81.7
------------------------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$3,500,000        Cargill, Inc., 5.03%
                  Notes due 4/01/97                   03/18/97            3,500,000               3,500,000
------------------------------------------------------------------------------------------------------------------------------
                  Total Temporary Investments (18.7% of net assets)       3,500,000               3,500,000           18.3
------------------------------------------------------------------------------------------------------------------------------
                  Total Investments (102.4% of net assets)              $20,754,373             $19,115,405          100.0%
------------------------------------------------------------------------------------------------------------------------------


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                         ----------------------------

                                      TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) Amity Leather Products Co. changed its corporate name to ar accessories group, incorporated during 1996.

(3) The notes will amortize in eight equal quarterly installments of $760,898 commencing on November 30, 1999.

(4) The Fund has committed to provide up to $1,967,040 of subordinated debt financing pursuant to the terms of these notes.

(5) The warrants have exercise prices of $20.00 per share (1,281 shares) and $35.00 per share (2,991 shares).

(6) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.

(7) The notes will amortize in five equal annual installments of $786,816 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996.

(8) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.

*     Non-income producing security.


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                     -------------------------------------

                                     THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                                 BALANCE SHEETS


MARCH 31, 1997 AND DECEMBER 31, 1996 (UNAUDITED)
                                                 1997            1996
                                             ------------    ------------
ASSETS:
  Investments:
    Portfolio investments, at value:
       Managed companies (amortized cost -
         $17,254,373 and $17,244,123,
          respectively)                      $ 15,615,405    $ 16,560,005
  Temporary investments, at amortized cost      3,500,000       3,797,256
                                             ------------    ------------
       Total investments                       19,115,405      20,357,261
  Cash and cash equivalents                       330,642         272,543
  Accrued interest receivable                     119,648         113,809
  Other assets                                      2,637           7,648
                                             ------------    ------------
    Total assets                             $ 19,568,332    $ 20,751,261
                                             ------------    ------------
LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)   $     53,412    $     52,655
  Accounts payable and accrued liabilities        461,564         479,745
  Distributions payable to partners               393,690         393,690
                                             ------------    ------------
    Total liabilities                             908,666         926,090
                                             ------------    ------------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:
  Managing General Partner                        (36,167)        (24,512)
  Limited Partners (equivalent to $14.39
    and $15.28, respectively, per limited
    partnership unit based on 1,299,176
    units outstanding)                         18,695,833      19,849,683
                                             ------------    ------------
       Net assets                              18,659,666      19,825,171
                                             ------------    ------------
         Total liabilities and net assets    $ 19,568,332    $ 20,751,261
                                             ============    ============




      The accompanying notes to financial statements are an integral part of these financial statements.

                         -----------------------------

                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS


FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
                                                         1997           1996
                                                     -----------    -----------
INVESTMENT INCOME:
   Income:
     Interest                                        $   333,845    $   483,644
                                                     -----------    -----------
       Total investment income                           333,845        483,644
                                                     -----------    -----------
   Expenses:
     Investment advisory fees (Note 2)                    22,279         48,722
     Professional fees                                    53,007         46,532
     Fund administration fees (Note 3)                    35,843         35,843
     Administrative expenses (Note 3)                     20,276         20,276
     Independent General Partner fees
       and expenses (Note 4)                              13,673         18,318
     Other expenses                                        5,732         14,756
                                                     -----------    -----------
       Total expenses                                    150,810        184,447
                                                     -----------    -----------
NET INVESTMENT INCOME                                    183,035        299,197
                                                     -----------    -----------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized loss on investments                       --       (3,539,416)
     Net change in unrealized (loss) gain
        on investments                                  (954,850)     3,682,821
                                                     -----------    -----------
         Net (loss) gain on investments                 (954,850)       143,405
                                                     -----------    -----------
NET (DECREASE) INCREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                         $  (771,815)   $   442,602
                                                     ===========    ===========


      The accompanying notes to financial statements are an integral part of these financial statements.

                        -------------------------------


                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS







FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
                                                              1997           1996
                                                          -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (decrease) increase in net assets
     resulting from operations                            $  (771,815)   $   442,602
   Adjustments to reconcile net (decrease) increase
      in net assets resulting from operations to net
      cash provided by operating activities:
        Accreted discount on portfolio investments            (10,250)       (12,857)
        Change in assets and liabilities:
           Accrued interest receivable                         (5,839)       (60,219)
           Other assets                                         5,011         (4,131)
           Payable to affiliates                                  757         13,322
           Accounts payable and accrued liabilities           (18,181)        13,998
        Net realized loss on investments                         --        3,539,416
        Net change in unrealized loss (gain)
          on investments                                      954,850     (3,682,821)
                                                          -----------    -----------
              Net cash provided by operating activities       154,533        249,310
                                                          -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                             --       (3,855,398)
   Proceeds from dispositions of portfolio investments           --        1,320,711
   Sale of temporary investments, net                         297,256      3,405,717
                                                          -----------    -----------
     Net cash provided by investing activities                297,256        871,030
                                                          -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                       (393,690)      (426,438)
                                                          -----------    -----------
     Net cash used in financing activities                   (393,690)      (426,438)
                                                          -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                      58,099        693,902
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              272,543        200,969
                                                          -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $   330,642    $   894,871
                                                          ===========    ===========


      The accompanying notes to financial statements are an integral part of these financial statements.

                       --------------------------------

                                      SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS


FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND FOR
THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                                                             1997            1996
                                                         ------------    ------------
Increase in net assets resulting from operations:
   Net investment income                                 $    183,035    $    951,907
   Net realized loss on investments                              --        (3,948,869)
   Net change in unrealized (loss) gain on investments       (954,850)      2,591,211
                                                         ------------    ------------
     Net decrease in net assets resulting
       from operations                                       (771,815)       (405,751)
Repurchase of limited partnership units                          --        (1,719,362)
Distributions to partners from -
   Net investment income                                     (183,035)     (1,174,520)
   Realized gain on investments                                  --          (498,482)
   Return of capital                                         (210,655)           --
                                                         ------------    ------------
     Total decrease in net assets                          (1,165,505)     (3,798,115)
Net assets:
   Beginning of period                                     19,825,171      23,623,286
                                                         ------------    ------------
   End of period (including no undistributed
     net investment income)                              $ 18,659,666    $ 19,825,171
                                                         ============    ============


      The accompanying notes to financial statements are an integral part of these financial statements.

                       ---------------------------------

                                     SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                       SELECTED PER UNIT DATA AND RATIOS



FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
                                                             1997              1996
                                                         -------------     -------------
PER UNIT DATA:
  Investment income                                      $         .25     $         .34
  Expenses                                                        (.11)             (.13)
                                                         -------------     -------------
     Net investment income                                         .14               .21
  Net realized loss on investments                                --               (2.49)
  Net change in unrealized (loss) gain on investments             (.73)             2.59
  Distributions declared to partners                              (.30)             (.30)
                                                         -------------     -------------
     Net increase in net asset value                              (.89)              .01
       Net asset value:
         Beginning of period                                     15.28             16.79
                                                         -------------     -------------
         End of period                                   $       14.39     $       16.80
                                                         =============     =============
RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets                         3.13%             3.12%
  Ratio of net investment income to average net assets            3.80%             5.06%
Number of limited partnership units at end of period         1,299,176         1,407,244



 The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                         ----------------------------

                                     EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS



MARCH 31, 1997 (UNAUDITED)

1.   GENERAL

     The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of the Fund, necessary to fairly present the financial position of the Fund as of March 31, 1997 and the results of its operations, changes in net assets and its cash flows for the period then ended.

     These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1996.

2.   INVESTMENT ADVISORY FEES

     As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $22,279 were paid by the Fund for the three months ended March 31, 1997.

3.   FUND ADMINISTRATION FEES

     As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $35,843 were paid by the Fund for the three months ended March 31, 1997. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $20,276 for the three months ended March 31, 1997.

4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

     As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1997 totaled $13,673.


                         ----------------------------

                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.   CONTINGENCIES

     On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Holdings, Inc. ("Canadian's) Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. The complaint sought a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and sought to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $429,373 during 1996 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities. On March 19, 1997, the Bankruptcy Court denied the Fund's claim.

     FCM believes that any potential liability to the Fund resulting from Canadian's outstanding sales tax liabilities will not have any material adverse effect on the Fund's financial condition, beyond the reserve that has been established.




                   -----------------------------------------

                                      TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1997, the Fund held portfolio investments in eight Managed Companies, with an aggregate cost of approximately $17.3 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 83.7% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

     As of March 31, 1997, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

     Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund annually offers to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1997 repurchase offer will be mailed to the Limited Partners during October 1997. The actual redemption of tendered Units will occur on November 20, 1997.

     During the three months ended March 31, 1997, the Fund paid a cash distribution pertaining to the fourth quarter of 1996, in the amount of $393,690. The distribution for the first quarter of 1997 was paid on May 15, 1997. Both of these quarterly distributions were equal to $.30 per Unit and represent an annualized rate equal to 6.0% of contributed capital.

     The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1997 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to


                   -----------------------------------------

                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

     See Note 5 to the financial statements for a discussion of litigation associated with the Canadian's Chapter 11 bankruptcy case. FCM believes that any potential liability to the Fund resulting from Canadian's outstanding sales tax liabilities will not have any material adverse effect on the Fund's financial condition, beyond the reserve that has been established.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

     The Fund's net investment income was $183,035 for the three months ended March 31, 1997 as compared to net investment income of $299,197 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.21 to $.14 and the ratio of net investment income to average net assets decreased from 5.06% to 3.80% for the three months ended March 31, 1997 as compared to the corresponding period of the prior year.

     Net investment income for the three months ended March 31, 1997 decreased primarily as a result of a decrease in investment income. The decrease in net investment income was partially offset by a decrease in total expenses.

     Investment income decreased $149,799, or 31.0%, for the three months ended March 31, 1997, as compared to the corresponding period of the prior year. This decrease resulted primarily from the Atlas Environmental, Inc. ("Atlas") Chapter 11 bankruptcy filing and the related decision to discontinue accruing the interest due on the Atlas notes held by the Fund. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.68% of its Units during the fourth quarter of 1996.

     Total expenses decreased $33,637, or 18.2%, for the three months ended March 31, 1997 as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in investment advisory fees, Independent General Partner fees and expenses and other expenses. These decreases were partially offset by an increase in professional fees.

     The investment advisory fees paid to FCM decreased as a result of (i) the direct receipt by FCM of consulting fees from LMC Operating Corp. ("LMC"), one of the Fund's portfolio companies, (ii) the repurchase of Units by the Fund during the fourth quarter of 1996 and (iii) the realization during February 1996 of the loss on the Fund's Canadian's investment. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio



                   -----------------------------------------

                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

companies. Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

     Independent General Partner fees and expenses declined because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and has not been replaced. Other expenses decreased primarily because of expenses incurred during the prior year in connection with the Canadian's bankruptcy proceedings. The increase in professional fees was primarily the result of legal and consulting fees incurred during the three months ended March 31, 1997 in connection with the Atlas bankruptcy proceedings.

                   NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

     FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

     Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     As of December 31, 1996, the Fund had recorded $1,601,626 of unrealized gain and $2,285,744 of unrealized loss on investments. Therefore, as of December 31, 1996, the Fund had recorded a total net unrealized loss on investments of $684,118.



                      -----------------------------------

                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------



     The net increase in unrealized loss on investments during the three months ended March 31, 1997 and the cumulative net unrealized loss on investments as of March 31, 1997, consisted of the following components:

                                                 Unrealized Gain (Loss) Recorded
                                                ---------------------------------
                                                 During the Three
                                                   Months Ended        As of
Portfolio Company                                 March 31, 1997   March 31, 1997
                                                 ---------------- ---------------
Neodata                                           $      --         $  (337,944)
KEMET                                                (115,269)          519,285
ar accessories                                       (852,283)         (117,787)
Elgin / ENI                                            17,800           250,376
LMC                                                      --            (540,800)
MTI                                                    (5,098)         (231,874)
Atlas                                                    --          (1,180,224)
                                                  -----------       -----------
                                                  $  (954,850)      $(1,638,968)
                                                  ===========       ===========

     The Neodata Corporation ("Neodata") stock was written down to a negligible amount during 1995. The Partnership has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt previously provided for the accrual, rather than current payment, of interest, the company's debt has grown to a level which exceeds the Fund's valuation.

     KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $18.9375 (an average of the closing bid and ask prices) on March 31, 1997. This price is down from the closing price of $23.0625 on December 31, 1996. Based on the $18.9375 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at March 31, 1997 had a market value of $529,190.

     ar accessories group, incorporated ("AAG") reported significantly reduced earnings and cash flow from operations for its most recent fiscal year. In addition, the price earnings ratios of comparable companies in its industry have declined recently. As a result of these factors, the AAG warrants and common stock were written down in value by $852,283 at March 31, 1997.

     The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.

     LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and




                        ------------------------------

                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities, the Fund wrote its LMC investment down by $540,800 during 1995.

     The MTI common stock was written down in value during 1994 based upon an independent third party valuation of the company that was obtained by MTI's management. During August 1996, MTI consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to purchase additional common stock. The Fund's valuation of its MTI investment was increased by $22,990 following the restructuring based upon an analysis of MTI's earnings and cash flows. The Fund's valuation was reduced by $5,098 at March 31, 1997 based upon MTI's reported results for 1996.

     The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996. In accordance with the intercreditor agreement between the Fund and the Bank of New York, the bank could block payments on the Fund for up to 180 days.

     During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection. Atlas is currently developing a plan of reorganization for submission to the bankruptcy court that provides for the continued operation of its businesses, following a series of strategic asset acquisitions and dispositions.

     As a result of these developments, the Fund stopped accruing interest on its Atlas investment affective April 20, 1996 and recorded a $1,180,224 writedown in the carrying value of the investment during the fourth quarter of 1996.

     FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.




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                                    FIFTEEN